UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported):  February 16, 2011

SinoFresh Healthcare, Inc.
(Exact name of small business issuer as specified in its charter)

Florida	000-49764	65-1082270
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Tamiami Trail S., Suite 286, Venice,  Fl. 34285
(Address of principal executive offices)

(941) 375-8174
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) The Company has entered into a Consulting Agreement (the “Agreement”) dated February 16, 2011, with Gary Zweig, DBA, Direct to Pharmacy Sales and Marketing, LLC, a New York Limited Liability Company (“Consultant”) to outline the terms of the Agreement for Mr. Zweig to serve as Director of National sales for SINOFRESH HEALTHCARE, INC., (“SINOFRESH” or the Company”).

Gary Zweig has over 25 years of experience in the Drug Wholesale Industry.  As Director of Quality Care Pharmacies, an Independent Pharmacy Co-operative from 2006 to 2008 he created and implemented a direct mail and in store promotional program which was credited with increasing sales by 30%.  He served as Territory Account Manager for Rochester Drug Cooperative, Inc., a regional drug wholesaler located in NYC from 2002 to 2006.

Under the terms of the Agreement, Mr. Zweig will provide the Company with independent wholesale marketing advisory services including providing Sales representation and Marketing and advertising services to the Company and its products for one (1) year with annual renewals.  He will be entitled to a monthly base compensation of Four Thousand Five Dollars ($4,500) during that time.  Mr. Zweig shall also be entitled to reimbursement for all reasonable business expenses subject to a $1,000 per month ceiling, without Board approval.  In addition to the base compensation, Consultant shall receive payment equal to 5% of the net invoices received by the Company when paid and cleared on shipments of the Company’s products for an initial term of 12 months on new wholesale distributor accounts introduced by the Consultant and a residual of 2.5% on continuing active accounts for period of 48 months, payable quarterly.

The Agreement contains a Non-compete clause whereby for the term of the Agreement and one (1) year thereafter, Mr. Zweig shall not directly or indirectly participate in any capacity with any business which is competitive with the business of the Company.  At the end of a ninety (90) day trial period, the Company will review the performance of the Consultant to determine whether to convert the agreement to an Employment Agreement at such terms as shall be in the Company’s discretion.

Item 9.01   Financial Statements and Exhibits

    (c)           Exhibits

Exhibit                 Description

5.02                      Consulting Agreement dated February 16, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SinoFresh Healthcare, Inc.

Dated: February 24, 2011	By:	/s/ David Olund
David Olund
CEO